Sub-Item 77Q1(a): Copies of Material Amendments to the Trust?s Declaration of Trust or By-laws
Amendment No. 18 dated February 12, 2013 to the Agreement and Declaration of Trust dated September 16, 1997 is incorporated herein by reference to Exhibit (a)(19) to PEA No. 32.
Sub-Item 77Q1(b): Copies of Text of Proposal Relating to Sub-Item 77D
The changes with respect to the VIT High Quality Floating Rate Fund described above under Sub-Item 77D are described in PEA No. 33, which is incorporated herein by reference.
Sub-Item 77Q1(e): Copies of Any New or Amended Investment Advisory Contracts
Amended Annex A dated February 12, 2013 to the Management Agreement between the Registrant, Goldman Sachs Asset Management, L.P. and Goldman Sachs Asset Management International is incorporated herein by reference to Exhibit (d)(4) to PEA No. 32.